Exhibit 99.1

DEEP WELL APPOINTS MR. SAID ARRATA AND MR. SATYA BRATA DAS TO THE BOARD OF DIRECTORS

EDMONTON, ALBERTA - (Marketwire – March 9, 2011) The Board of Directors of Deep Well Oil & Gas, Inc. ("Deep Well") (OTCQB Marketplace: DWOG) is pleased to announce the appointment of Mr. Said Arrata and Mr. Satya Brata Das to the Board of Directors of Deep Well.

Mr. Said Arrata, P.Eng., is a highly experienced energy executive who brings a sophisticated understanding of energy company development to the Deep Well Board of Directors. Mr. Arrata is the Chairman of the Board of Directors and CEO of Sea Dragon Energy Inc., a firm domiciled in Calgary, devoted exclusively to overseas production, concentrated in Egypt. In 2007 the company he co-founded, Centurion Energy, was sold for $ 1.2 billion to Dana Gas and Mr. Arrata subsequently established Sea Dragon Energy Inc. Reputed as a company-builder, focused on building maximum value for shareholders during his more than 40 years in the oil & gas industry during which he held management and board positions with major oil and gas companies in Canada and overseas. Mr. Arrata holds a B.Sc. degree in Petroleum Engineering along with several post-graduate accreditations at various universities in North America and is an active member of several professional engineering and industry associations.

Mr. Satya Brata Das offers strategic advice and guidance to public and private sector leaders as co-founder and Principal of Edmonton based Cambridge Strategies Inc. A public policy expert on the sustainable development of heavy oil and the oil sands, he is author of “Green Oil: Clean Energy for the 21st Century?” A frequent commentator on air, in print and on podiums, Satya brings his deep experience and insight on public policy issues to the Deep Well Board. A former Columnist, foreign correspondent and editorialist, Mr. Das has advised at the highest levels of municipal, provincial and national governments in Canada.

The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)

Contact:

Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com